Exhibit 10.25

AMERICAN SHARED HOSPITAL SERVICES
INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”) is made and entered into effective as of the __ day of ___________, 20__ (the “Award Date”), by and between American Shared Hospital Services, a California corporation (the “Corporation”), and ______________ (the “Grantee”). In consideration of the agreements set forth below, the Corporation and Grantee agree as follows:

1.          Award. An award of ___________ shares of the Corporation’s common stock (the “Restricted Stock”) is hereby made to Grantee, subject to the terms and conditions of this Agreement and to the provisions of the American Shared Hospital Services Incentive Compensation Plan, as amended and restated (the “Plan”), the terms of which are incorporated by reference herein. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.          Transfer Restrictions. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner at any time while the Restricted Stock remains subject to the Forfeiture Restriction. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.          Vesting Schedule. The shares of Restricted Stock shall initially be unvested and subject to forfeiture in accordance with Section 4 below. Grantee shall acquire a vested interest in, and the Forfeiture Restriction shall accordingly lapse with respect to the percentage of shares of Restricted Stock set forth in attached Schedule I upon the attainment of the performance objectives set forth in attached Schedule I (the “Performance Objectives”), provided Grantee remains in the Corporation’s Service through the date on which the Corporation’s Compensation Committee certifies that the applicable Performance Objective has been attained. If, after____________, the Compensation Committee determines that a Performance Objective has not been attained, the shares of Restricted Stock tied to that Performance Objective shall be forfeited to the Corporation effective as of ____________ in accordance with the Forfeiture Restriction in Section 4 below. This provision is referred to in this Agreement as the “Vesting Schedule”.

The Compensation Committee shall certify whether or not the Corporation has attained each Performance Objective upon the earlier of (i) a date within sixty (60) days after receipt of written or electronic notice from an officer of the Corporation that a Performance Objective has been achieved, and (ii)_______________.

4.          Forfeiture Restriction. Should Grantee cease Service for any reason other than those listed in Section 5 below prior to vesting in any shares of Restricted Stock pursuant to the Vesting Schedule, then any unvested shares of Restricted Stock shall be forfeited to the Corporation, without any consideration due or payable to Grantee, and Grantee shall cease to have any further right, title or interest in the forfeited shares of Restricted Stock. This provision is referred to in this Agreement as the “Forfeiture Restriction.”

5.          Lapse of Forfeiture Restriction. Notwithstanding the Vesting Schedule or any other provision contained herein or in the Plan, the Forfeiture Restriction shall lapse, and any shares of Restricted Stock shall immediately vest, prior to the completion of the Vesting Schedule upon the earlier to occur of the following: (i) termination of Grantee’s Service as a result of Grantee’s death or Permanent Disability; and (ii) a Change in Control.

6.          Stock Certificates. The Corporation shall document the Restricted Stock awarded hereunder by notifying the Corporation’s transfer agent (“Transfer Agent”) and requesting that the Transfer Agent hold the Restricted Stock in book entry form in Grantee’s name. The Restricted Stock will be held at the Transfer Agent in book entry form with the appropriate restrictions relating to the transfer of such Restricted Stock until all restrictions thereon will have lapsed. Upon the lapse of the Forfeiture Restriction without forfeiture, the Corporation shall issue in Grantee’s name a certificate (either in paper or electronic form) without such restrictive legend for the shares as to which the Forfeiture Restriction has lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.

7.          Rights as Stockholder. Grantee shall be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Restricted Stock on and after the Award Date. Notwithstanding the foregoing, any dividends paid on the shares of Restricted Stock shall be held in escrow by the Corporation and shall not vest or actually be paid to the Grantee prior to the time those shares vest.

8.          Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is distributed with respect to the shares of Restricted Stock by reason of Article I Section H of the Plan shall be immediately subject to the Forfeiture Restriction and any escrow requirements hereunder, but only to the extent the shares of Restricted Stock are at the time covered by such right or escrow requirements. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of the shares of Restricted Stock subject to this Agreement and to the Performance Objectives in order to reflect the effect of the change made to the Corporation’s capital structure.

9.          Tax Withholding.

(a)          In the absence of a valid and timely Code Section 83(b) election under Section 10 below, Grantee shall make appropriate arrangements with the Corporation for satisfaction of any Withholding Taxes applicable to the vesting of the Restricted Stock. Such arrangements may include an election by the Grantee to have the Corporation retain a portion of the Restricted Stock to satisfy such Withholding Taxes. The election must be made prior to the date of the taxable event or tax withholding event, as applicable. If such election is made, then upon the lapse of the Forfeiture Restriction, the Corporation will retain the number of shares of Restricted Stock with a Fair Market Value equal to the amount necessary to satisfy any such Withholding Taxes, but in no event will the Corporation retain more than the number of shares of Restricted Stock necessary to satisfy the Withholding Tax liability based on the applicable minimum withholding amount or other applicable withholding rate.

If Grantee fails to make appropriate arrangements for the satisfaction of the applicable Withholding Taxes, then the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any Withholding Taxes due.

(b)          The Committee is hereby authorized to establish such rules, forms and procedures as it deems necessary to implement the foregoing. In no event, however, shall the Corporation be required to issue fractional shares of Common Stock.

(c)          The Corporation may refuse to issue or deliver the unrestricted shares or the proceeds of the sale of shares, if Grantee fails to comply with Grantee’s obligations in connection with the Withholding Taxes.

10.         Election to Recognize Gross Income in the Year of Grant. Pursuant to Section 83(b) of the Code, Grantee may elect within thirty (30) days after the Award Date to include in gross income for U.S. federal income tax purposes an amount equal to the Fair Market Value of the Restricted Stock on such Award Date. If such a valid and timely election is made, Grantee shall pay to the Corporation, or make arrangements satisfactory to the Compensation Committee to pay to the Company in the year of such grant, any U.S. federal, state or local taxes required to be withheld with respect to such shares as a result of such election. The Corporation shall provide Grantee with an appropriate Section 83(b) election form upon the Grantee’s request.

11.         Construction. This Agreement and the issuance of the shares of Restricted Stock evidenced hereby is entered into and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Agreement.

12.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under Grantee.

13.         Successors. “Grantee” as used herein shall include Grantee’s executor, administrator, or other legal representative or the person or persons to whom Grantee’s rights under this Agreement pass by will or by the applicable laws of descent and distribution.

14.         Amendments. This Agreement may not be amended, modified or terminated except by a writing signed by the Corporation and Grantee.

15.         Governing Law. This Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.

16.         Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.         Waiver. Grantee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or other Grantees.

18.         No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Grantee’s participation in the Plan or Grantee’s acquisition or sale of the underlying shares. Grantee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.         Grantee Undertaking. Grantee agrees that he will not sell or otherwise dispose of the Restricted Stock in any manner which would constitute a violation of any applicable federal or state securities laws. Grantee agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Grantee or the Restricted Stock pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Restricted Stock to be awarded and Agreement to be executed by its duly authorized officer as of the date first above written.

AMERICAN SHARED HOSPITAL SERVICES

By:

Title:

GRANTEE

By:

SCHEDULE I

[Insert applicable Performance Objectives and the percentage of the shares of Restricted Stock that will vest upon attainment of each Performance Objective]

Capitalized terms used in this Schedule I but not otherwise defined herein shall have the meaning assigned to such terms in the associated Performance Share Award Agreement, and if not defined therein, the American Shared Hospital Services Incentive Compensation Plan, as amended and restated.